Exhibit 99.1

Avalanche Treasury Co. Announces $675 Million+ Business Combination with Mountain Lake Acquisition Corp. with Goal to Build $1 Billion+ Ecosystem Treasury

●	Exclusive relationship with Avalanche Foundation, beginning with $200 million discounted token sale at announcement

●	$675 million+ transaction, including approximately $460 million in treasury assets following equity private placement financing, assuming no MLAC redemptions

●	0.77x mNAV entry point delivering 23% discount to investors

NEW YORK, NY – October 1, 2025 – Avalanche Treasury Co. (AVAT), an ecosystem-aligned digital asset treasury company with an exclusive relationship with the Avalanche Foundation, today announced a definitive business combination agreement with Mountain Lake Acquisition Corp. (Nasdaq: MLAC) valued at over $675 million. The transaction includes approximately $460 million in treasury assets and is designed to create a leading public vehicle for AVAX exposure. The combined company expects to list on Nasdaq in Q1 2026, subject to regulatory and shareholder approval.

AVAT launches with an initial AVAX token purchase at a discount to market price and 18-month priority on Avalanche Foundation sales to U.S. digital asset treasury companies. AVAT delivers an entry point of 0.77x multiple of net asset value (“mNAV”) for investors, a 23% discount compared to buying AVAX directly or through passive ETF alternatives (in each case as of today).

"Many institutions have difficulty accessing digital assets or are limited to holding native tokens without yield or ecosystem integration. We created Avalanche Treasury Co. to offer something we believe will be more valuable than passive exposure,” said AVAT CEO, Bart Smith. “This is a public company launching as an active, strategic partner within the Avalanche network, offering a level of integration and alignment that investors have been demanding."

The goal of AVAT's capital raising strategy is to own more than $1 billion worth of AVAX after becoming a public company, making it a foundational partner in the growing ecosystem and a leading public vehicle for institutional AVAX exposure. The initial capital raise will result in approximately $460 million in treasury assets funded concurrent with or shortly after this announcement.

Upon the closing of the business combination, the AVAT advisory board and combined company board will be comprised of veterans bridging traditional finance expertise with deep crypto-native relationships and media connectivity. Ava Labs founder Emin Gün Sirer will serve as strategic advisor, while Chief Business Officer John Nahas will join the public company board, providing direct access to the ecosystem's architects.

“We are very pleased to welcome AVAT to the Avalanche ecosystem”, said Emin Gün Sirer. “I’m honored to support them as an advisor. Their participation reflects the growing sophistication and momentum shaping Avalanche’s future.”

The transaction comes as anticipated regulatory clarity is expected to accelerate institutional adoption. Avalanche has emerged as an enterprise blockchain of choice, with major corporations, financial institutions, and government entities building production applications on its multi-L1 framework. The network's multi-L1 framework allows institutions to launch custom blockchains while maintaining interoperability with other blockchains on the Avalanche network.

"This team and advisory group have the institutional credibility and crypto-native expertise to execute at scale," said Paul Grinberg, Chairman & CEO of MLAC. "Avalanche's architecture addresses real enterprise needs in ways other protocols simply don't. What attracted us to this transaction is AVAT's operational mandate and building a treasury that actively drives token utility and adoption, not just buying and holding."

AVAT believes that it represents an evolution in digital asset treasuries, moving beyond passive accumulation models and simple ETF wrappers. AVAT intends to deploy capital directly into the Avalanche ecosystem through three strategic pillars: targeted protocol investments to drive adoption and transaction flow, partnership activation with enterprises building on-chain rails for RWAs, stablecoins, and payments, and direct support for institutional L1 launches with validator resources and liquidity.

"Our purpose is to serve as a growth engine for the entire ecosystem,” said Smith. “We intend to deploy capital to empower the best builders and accelerate the most promising technologies on Avalanche, which we believe creates a powerful cycle of value. As the network thrives through our strategic support, the fundamental value of our own treasury can grow with it. We are building a company where our success and the ecosystem's success are aligned."

AVAT CEO Bart Smith brings over two decades of Wall Street experience from Susquehanna International Group and AllianceBernstein, where he was an early pioneer in bridging Wall Street and digital assets with one of the first dedicated desks of its time. The executive team includes COO Laine Litman (formerly President of HiddenRoad and Head of FI & FX, Co-Head of Crypto at Virtu Financial) and Chief Strategy Officer Budd White (former Chief Product Officer at Multisig Labs).

In addition to Sirer and Nahas, the advisory board includes Haseeb Qureshi, a managing partner from Dragonfly Capital; Blockworks CEO Jason Yanowitz; and Aave founder Stani Kulechov, bridging traditional finance expertise with deep crypto-native relationships and media connectivity. The combined company's Board of Directors will include Dragonfly General Partner Rob Hadick and Paul Grinberg, Chairman & CEO of MLAC and Chairman of Axos Financial.

The transaction has attracted significant participation from leading institutional investors and crypto-native firms, including Dragonfly, ParaFi Capital, VanEck, Emin Gün Sirer, FalconX, Monarq, Galaxy Digital, Pantera Capital, CoinFund, IMC, Kraken, Borderless, and Hunting Hill. This diverse investor base represents a powerful combination of traditional asset managers, digital asset specialists, and ecosystem participants who bring both capital and strategic value to AVAT's mission. FalconX will be providing execution and credit services to support the company's trading and capital deployment activities. Additionally, Monarq will serve as an asset manager for AVAT, contributing institutional-grade portfolio management expertise to the company's treasury operations.

The proposed transactions are expected to close in Q1 2026, subject to regulatory and shareholder approval. Upon closing, AVAT intends to begin deploying capital into strategic ecosystem investments while establishing its validator infrastructure.

About Avalanche Treasury Co.

Avalanche Treasury Co. (“AVAT”) is an ecosystem-aligned vehicle providing exposure to the Avalanche ecosystem through active treasury management, strategic investments, and an exclusive relationship with the Avalanche Foundation. AVAT bridges traditional finance and blockchain through a purpose-built operating system designed for institutional adoption.

About Mountain Lake Acquisition Corp.

MLAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s management team is led by Paul Grinberg, its Chairman & CEO, and Douglas Horlick, its Chief Financial Officer, Director, and President.

Advisors

PJT Partners is serving as Financial Advisor to Avalanche Treasury Co. PJT Partners and Barclays are serving as Placement Agents and Capital Markets Advisors to Avalanche Treasury Co.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Avalanche Treasury Co. Davis Polk & Wardwell LLP is serving as legal counsel to PJT Partners and Barclays.

BTIG, LLC is serving as financial and capital markets advisor to Mountain Lake Acquisition Corp.

Ellenoff Grossman & Schole LLP is serving as legal counsel to Mountain Lake Acquisition Corp.

Sidley Austin LLP is serving as legal counsel to the Avalanche Foundation.

Media Contact:
Kimberley Seelochan: kimberley@scrib3.co

Additional Information and Where to Find It

Avalanche Treasury Corporation (“AVAT”), a Delaware Corporation and Avalanche Treasury Company, LLC, a Delaware limited liability company (“Newco”) intend to file with the SEC a Registration Statement on Form S-4 (as may be amended, the “Registration Statement”), which will include a preliminary proxy statement of MLAC and a prospectus (the “Proxy Statement/Prospectus”) in connection with the business combination and the committed equity private placement (collectively, the “Proposed Transactions”). The definitive proxy statement and other relevant documents will be mailed to shareholders of MLAC as of a record date to be established for voting on the business combination and other matters as described in the Proxy Statement/Prospectus. MLAC and/or AVAT will also file other documents regarding the Proposed Transactions with the SEC. This press release does not contain all of the information that should be considered concerning the Proposed Transactions and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF MLAC AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH MLAC’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTIONS AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT MLAC, NEWCO, AVAT AND THE PROPOSED TRANSACTIONS. Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by MLAC and AVAT, without charge, once available, on the SEC’s website at www.sec.gov or by directing a request to: Mountain Lake Acquisition Corp., 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451; phone number: +1 (775) 204-1489.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS REPORT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The membership units to be issued by Newco and the Class A ordinary shares to be issued by AVAT, in each case, in the committed equity private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Participants in the Solicitation

MLAC, AVAT, Newco and their respective directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies from MLAC’s shareholders in connection with the business combination. A list of the names of such directors and executive officers, and information regarding their interests in the business combination and their ownership of MLAC’s securities are, or will be, contained in MLAC’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of MLAC’s shareholders in connection with the business combination, including the names and interests of Newco and AVAT’s directors and executive officers, will be set forth in the Proxy Statement/Prospectus, which is expected to be filed by AVAT and Newco with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of MLAC, Newco or AVAT, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Proposed Transactions and the parties thereto, including expectations, hopes, beliefs, intentions, plans, prospects, results or strategies regarding Newco, AVAT, MLAC and the Proposed Transactions and statements regarding the anticipated benefits and timing of completion of the Proposed Transactions, business plans and investment strategies of Newco, AVAT and MLAC, AVAT’s ability to stake and leverage the capital markets, the amount of capital expected to be received in the Proposed Transactions, the assets held by Newco, AVAT’s performance as an active holder of AVAX, AVAT’s ability to offer blockchain solutions without additional risk, the performance of the AVAT board and management, market and regulatory developments, AVAT as a growth engine and the outcome of capital deployment into Avalanche by AVAT. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These are subject to various risks and uncertainties, including regulatory review, Avalanche protocol developments, market dynamics, the risk that the Proposed Transactions may not be completed in a timely manner or at all, failure for any condition to closing of the business combination to be met, the risk that the business combination may not be completed by MLAC’s business combination deadline, the failure by the parties to satisfy the conditions to the consummation of the business combination, including the approval of MLAC’s shareholders, or the committed equity private placement, costs related to the Proposed Transactions and as a result of becoming a public company, failure to realize the anticipated benefits of the Proposed Transactions, the level of redemptions of MLAC’s public shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of the Class A shares of MLAC or the shares of Class A Common Stock of AVAT, the lack of a third-party fairness opinion in determining whether or not to pursue the business combination, the failure of AVAT to obtain or maintain the listing of its securities any stock exchange on which AVAT’s Class A Common Stock will be listed after closing of the business combination, changes in business, market, financial, political and regulatory conditions, risks relating to AVAT’s anticipated operations and business, risks related to AVAT’s ability to raise additional capital, including the highly volatile nature of the price of AVAX, the risk that AVAT’s stock price will be highly correlated to the price of AVAX and the price of AVAX may decrease between the signing of the definitive documents for the Proposed Transactions and the closing of the Proposed Transactions or at any time after the closing of the Proposed Transactions, risks related to increased competition in the industries in which AVAT will operate, risks relating to significant legal, commercial, regulatory and technical uncertainty regarding AVAX, risks relating to the treatment of crypto assets for U.S. and foreign tax purposes, challenges in implementing its business plan including AVAX-related financial and advisory services, due to operational challenges, significant competition and regulation, being considered to be a “shell company” by any stock exchange on which AVAT’s Class A Common Stock will be listed or by the SEC, which may impact the ability to list AVAT’s Class A Common Stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities, the outcome of any potential legal proceedings that may be instituted against Newco, MLAC or AVAT or others following announcement of the business combination and those risk factors discussed in documents of Newco, MLAC or AVAT filed, or to be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the final prospectus of MLAC dated as of December 12, 2024 and filed by MLAC with the SEC on December 13, 2024, MLAC's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q on file, and to be filed, with the SEC and the registration statement on Form S-4 and proxy statement/prospectus that will be filed by AVAT and MLAC, and other documents filed by MLAC and AVAT from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that none of the Parties presently know or that the Parties currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These filings do or will identify and address other important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Additional risks and uncertainties not currently known or that are currently deemed immaterial may also cause actual results to differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and none of the parties or any of their representatives assumes any obligation and do not intend to update or revise these forward-looking statements, each of which are made only as of the date of this press release.

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